UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2022

MEDAVAIL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6665 Millcreek Dr. Unit 1,
Mississauga ON Canada
L5N 5M4
(Address of principal executive offices)
+1 (905) 812-0023
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MDVL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Executive Vice President and General Manager
On February 22, 2022, MedAvail Holdings, Inc. (the "Company"), announced that Steven B. Hess, age 64, was appointed to serve as the Company’s Executive Vice President and General Manager of SpotRx, effective as of February 21, 2022. Prior to joining the Company, from June 2021 to February 2022, Mr. Hess was the Chief Pharmacy Officer of MedMinder, a pharmaceutical technology company, where he increased patient and prescription volumes and implemented strategies to drive efficiencies. From May 2019 to May 2021, Mr. Hess was the Executive Vice President of Operations and Technology at Apotheco Pharmacy Group, an access platform offering specialized care in dermatology, where he led growing the enterprise with new pharmacies and streamlining the fulfillment process. From September 2017 until May 2019, Mr. Hess served as Senior Vice President of Procurement and Facilities at Diplomat Specialty Pharmacy, the nation's largest independent specialty pharmacy. From May 2016 until September 2017, Mr. Hess served as Vice President Specialty Pharmacy at Option Care, a leading home infusion services provider. Previously, Mr. Hess spent 10 years at OptumRx, formerly Catamaran which he held various roles including Vice President Operations and Technology and also Vice President Pharmacy Mail Operations, a full-service prescription drug benefit provider. Prior to that, Mr. Hess held positions at Evanston Northwestern Healthcare, and owned Health-Rite Pharmacy. Mr. Hess holds a Bachelor of Science in Pharmacy from the Medical University of South Carolina.

The Company entered into an Offer Letter and Change of Control and Severance Agreement with Mr. Hess which provides for, among other matters, (i) an initial base salary of $335,000 per annum, (ii) a discretionary annual target bonus equal to fifty percent (50%) of the base salary with the ability to earn up to one hundred percent (100%) of the base salary based on performance, (iii) an initial stock option grant to purchase 131,000 shares of Company common stock under the MedAvail Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which will vest over four years, with twenty-five percent (25%) of the shares subject to the option vesting on the first anniversary of the vesting commencement date, (iv) an initial restricted stock unit award of 131,000 shares of Company common stock under the 2021 Plan, which will vest over three years on each yearly anniversary of the vesting commencement date, and (v) certain change of control and severance payments and benefits in the event of a change of control or involuntary termination of Mr. Hess’ employment with the Company under certain circumstances. The foregoing summary of the Offer Letter and Change of Control and Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full texts of the Offer Letter that is attached hereto as Exhibit 10.1 and the Change of Control and Severance Agreement that is attached hereto as Exhibit 10.2, each of which is incorporated herein by reference.

There are no family relationships between Mr. Hess and any director or executive officer of the Company, and other than as described above, and no transactions involving Mr. Hess that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing Mr. Hess' appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter between the Company and Steven Hess
10.2	Change of Control and Severance Agreement between the Company and Steven Hess
99.1	Press release dated February 22, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAVAIL HOLDINGS, INC.

Date: February 22, 2022	By:	/s/ Ramona Seabaugh
Ramona Seabaugh Chief Financial Officer